Exhibit 5.1

609 Main Street

Houston, TX 77002

United States

+1 713 836 3600

www.kirkland.com

December 15, 2020

Amplify Energy Corp.

500 Dallas Street, Suite 1700

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Amplify Energy Corp., a Delaware corporation (the “Company”), in connection with the offering and sale (the “Offering”) of 8,548,485 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), by certain of the Company’s stockholders (the “Selling Stockholders”), pursuant to that certain Underwriting Agreement dated December 11, 2020 by and among the Company, Roth Capital Partners LLC and the Selling Stockholders.

In connection with the registration of the Shares, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Registration Statements (Reg. Nos. 333-233677 and 333-215602) filed by the Company (the “Registration Statements”) for the purpose of registering the sale of the Shares under the Securities Act of 1933, as amended, and the exhibits thereto, (ii) the corporate and organizational documents of the Company, and (iii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Shares.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Beijing Boston Chicago Dallas Hong Kong London Los Angeles Munich New York Palo Alto Paris San Francisco Shanghai Washington, D.C.

Amplify Energy Corp.

December 15, 2020

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal securities laws of the United States of America. We do not express any opinion herein on the laws of any other jurisdiction.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statements and to the reference to Kirkland & Ellis LLP under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Kirkland & Ellis LLP